Exhibit 77(q)(1)

                                    Exhibits

(a)(1) Re-designation of Classes of Shares of Beneficial Interest, $1.00 Par Value, effective April 30, 2004, filed herein.

(e)(1) Amended Schedule A with respect to the Investment Management Agreement between ING Variable Funds and ING Investments, LLC, filed herein.

(e)(2) Amended Schedule A with respect to the Sub-Advisory Agreement between ING Investments, LLC and Aeltus Investment Management, Inc. filed herein.